SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. )

Filed by the Registrant         X
                               ---
Filed by a Party other than the Registrant      |_|

Check the appropriate box

      Preliminary Proxy Statement
---
 X       Definitive Proxy Statement
---
      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
---

                                    Syms Corp
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

 X    No fee required
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      Fee computed on table below per Exchange Act Rules 14a(6)(i)(4) and 0-11.
---

1)    Title of each class of securities to which transaction applies:

________________________________________________________________________________

2)    Aggregate number of securities to which transaction applies:

________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

________________________________________________________________________________

4)    Proposed maximum aggregate value of transaction:

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5)    Total Fee Paid:

________________________________________________________________________________

      Fee paid previously with preliminary materials
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---   Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)    Amount previously paid:___________________________________________________

2)    Form, Schedule or Registration Statement No.______________________________

3)    Filing party:_____________________________________________________________

4)    Date Filed:_______________________________________________________________

                                    SYMS CORP

                                -----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 AUGUST 7, 1997

                              ---------------------

To the Stockholders:

     Notice is hereby given that the Annual Meeting of Stockholders of Syms Corp (the "Company") will be held at the office of the Company, Syms Way, Secaucus, New Jersey 07094, on Thursday, August 7, 1997 at 10:30 A.M. for the following purposes:

     1. To elect eight (8) Directors to serve for the term of one (1) year or until their respective successors have been elected and qualified.

     2. To approve the appointment of Deloitte & Touche LLP as independent accountants of the Company for fiscal year 1998.

     3. To vote upon two resolutions which the Company has been informed will be proposed by stockholders of the Company.

     4. To transact such other business as may properly come before the meeting.

     The close of business on July 8, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and only stockholders of record at such time will be so entitled to vote.

     You are cordially invited to attend the meeting in person if possible. If you do not expect to be present, please sign and date the enclosed proxy and return it in the envelope enclosed for this purpose. It will assist us in keeping down the expenses of the meeting if the stockholders who do not expect to attend in person return their signed proxies promptly, whether they own a few shares or many shares. If no direction is indicated in your proxy it will be voted for Items 1 and 2 above and against the proposals referred to in Item 3 above.


                                            By Order of the Board of Directors

                                            Stephen A. Merns
                                            Secretary

Secaucus, New Jersey
July 11, 1997

                                 PROXY STATEMENT

     The accompanying form of proxy is solicited on behalf of the Board of Directors of Syms Corp (the "Company") for use at the August 7, 1997 meeting of the stockholders of the Company or at any adjournment or adjournments thereof. The cost of preparing and mailing the proxy and this Proxy Statement and all other costs in connection with this solicitation of proxies will be borne by the Company. It is anticipated that the accompanying proxy and this Proxy Statement will be sent to stockholders of the Company on or about July 11, 1997.

     The Company's executive offices are located at Syms Way, Secaucus, New Jersey 07094.

     Proxies in the accompanying form which are properly executed and duly returned to the Company and not revoked will be voted as specified. Any proxy in which no direction is specified will be voted in favor of the election of the nominees for director, for the appointment of Deloitte & Touche LLP as independent accountants, and against the stockholder proposals. Each proxy granted is revocable and may be revoked at any time prior to its exercise, by notifying American Stock Transfer & Trust Co., 40 Wall Street, New York, NY 10005 in writing, or by executing a subsequent proxy. The Company intends to reimburse brokerage companies and others for forwarding proxy materials to beneficial owners of stock. The Company is concurrently with the mailing of this Proxy Statement mailing its Annual Report for its fiscal year ended March 1, 1997 to stockholders of record on July 8, 1997.

     Stockholders vote at the annual meeting by casting ballots (in person or by proxy) which are tabulated by a representative of the Company's independent transfer agent appointed to serve as Inspector of Election at the meeting and who has executed and verified an oath of office. The holders of a majority of the shares of Common Stock issued and outstanding represented in person or by proxy shall constitute a quorum. Abstentions and broker non-votes are included in the determination of the number of shares present at the meeting for quorum purposes but not counted in the tabulations of the votes cast on proposals presented to stockholders. As indicated in the table below, Mr. Sy Syms beneficially owns a number of shares sufficient to determine the outcome of matters to be voted upon at the meeting.

                         PRINCIPAL HOLDERS OF SECURITIES

     The outstanding voting stock of the Company as of July 8, 1997 consisted of 17,700,265 shares of Common Stock, par value $.05 per share ("Common Stock"), with each share entitled to one vote. Only stockholders of record at the close of business on July 8, 1997 are entitled to vote at the meeting.

     The following table sets forth the record and beneficial ownership of Common Stock by each person owning of record or known by the Company to own beneficially more than five (5%) percent thereof.

                                                AMOUNT AND NATURE OF BENEFICIAL
                                                 OWNERSHIP OF COMMON STOCK AS OF
  NAME AND ADDRESS OF BENEFICIAL OWNER                 JULY 8, 1997(1)               PERCENT OF CLASS
  ------------------------------------          --------------------------------     -----------------
Sy Syms(2)
Syms Way, Secaucus, New Jersey 07094 .....                9,781,507                       55.3%

Tweedy, Browne Company L.P.
52 Vanderbilt Avenue, New York, NY 10017..                1,226,647                        6.9%

(1)   Sole voting and investment power unless otherwise stated.

(2) Includes (a) 9,552,145 shares held of record by the Sy Syms Revocable Living Trust dated March 17, 1989, as amended (the "Sy Syms Revocable Living Trust;" Sy Syms retains the sole voting power of such shares and the right to revoke the Sy Syms Revocable Living Trust at any time), (b) 229,262 shares held for Laura Merns and (c) 100 shares held as custodian for Jillian E. Merns.

                              ELECTION OF DIRECTORS

     At the meeting, eight (8) directors are to be elected for the term of one
(1) year or until their respective successors have been elected and qualified. It is intended that votes will be cast pursuant to proxies received from holders of Common Stock of the Company for the nominees listed below, unless the proxy contains contrary instructions. The affirmative vote of a plurality of the votes cast at the meeting is necessary for the election of directors.

     If any of the nominees listed below are unavailable for election at the date of the Annual Meeting, the stock represented by the proxy will be voted for the remaining nominees and for such substitute nominee or nominees as the Board of Directors, in their judgment, designate. Management at this time has no reason to believe that any of the said nominees will not be available.


NAME OF DIRECTOR OR NOMINEE FOR ELECTION                                PRINCIPAL OCCUPATION                          AGE
----------------------------------------                                --------------------                          ---
Sy Syms (1) (2) (3).......................     Chairman of the Board and Chief Executive Officer of the Company        71

Marcy Syms (1) (2)........................     President and Chief Operating Officer of the Company                    46

Wilbur L. Ross, Jr. (3) (4) (5)...........     Managing Director of Rothschild Inc.                                    59

Harvey A. Weinberg (3) (4) (5)............     Consultant                                                              59

Philip G. Barach..........................     Consultant                                                              67

David A. Messer...........................     President of AIG Trading Corporation                                    36

Stephen A. Merns (2)......................     Vice President, Secretary and Merchandise Manager Men's Tailored        44
                                               Clothing

Antone F. Moreira ........................     Vice President, Treasurer and Chief Financial Officer of the Company    60

----------
(1)   Member of the Executive Committee of the Company.
(2)   Sy Syms is the father of Marcy Syms and Stephen A. Merns.
(3)   Member of the Compensation Committee of the Company.
(4)   Member of the Audit Committee of the Company.
(5)   Member of the Stock Option Committee of the Company.

     SY SYMS has been Chairman of the Board, Chief Executive Officer and a Director of the Company and/or its predecessors since 1959. Mr. Syms was Chief Operating Officer of the Company from 1983 to 1984. Mr. Syms has been a Director of Israel Discount Bank of New York since December 1991.

     MARCY SYMS has been President and a Director of the Company since 1983, Chief Operating Officer of the Company since 1984 and was an officer and director of Syms Inc. from 1978 through 1985.

     WILBUR L. ROSS, JR. has been a Managing Director of Rothschild Inc. since 1976. He is a member of the Board of Directors of Mego Corp. He has been a Director of the Company since 1983.

     HARVEY A. WEINBERG has been a consultant since April 1994. From April 1992 to April 1994 he was President and Chief Executive Officer of HSSI, Inc., a retailer of men's and women's apparel. He was the Chairman of the Board of Hartmarx Corporation ("Hartmarx") from 1990 to September 1992 and Chief Executive Officer and Vice Chairman of the Board of Directors of Hartmarx from 1987 to 1990. He is a trustee of Glimcher Realty Trust (a real estate investment trust). He has been a Director of the Company since December 1992.

     PHILIP G. BARACH has been a consultant since March 1993. From 1968 to March 1993 he was Chairman of the Board or Chairman of the Board, President and Chief Executive Officer of United States Shoe Corp. (manufacturer and retailer of footwear, apparel and eyewear). He is a member of the Board of the Directors of Bernard Chaus, Inc. (manufacturer of women's apparel), R.G. Barry Corp. (manufacturer of foldable slippers and heat/cold preservation products) and Union Central Insurance Co. (life insurance) and a trustee of Glimcher Realty Trust (a real estate investment trust). He has been a Director of the Company since July 1996.

     DAVID A. MESSER has been President of AIG Trading Corporation, a subsidiary of American International Group, Inc. (NYSE: AIG), since January 1994. Prior to January 1994, Mr. Messer was a Senior Vice President of AIG Trading Corporation, where he has been employed since March 1990. He has been a Director of the Company since July 1996.

     STEPHEN A. MERNS has been Vice President, Secretary and Merchandise Manager Men's Tailored Clothing of the Company since January 1, 1986. He was Vice President and a buyer of men's haberdashery of Syms Inc. from 1980 through 1985 and Secretary of Syms Inc. from 1983 through 1985. He has been a Director of the Company since July 1996.

     ANTONE F. MOREIRA has been Vice President, Treasurer and Chief Financial Officer of the Company since May 27, 1997. From 1996 to May 1997 Mr. Moreira was a financial consultant with Equitable Life Assurance Society of the United States, a financial services organization. From 1990 to 1995, Mr. Moreira was Executive Vice President, Chief Financial Officer of Stuarts Department Stores, Inc., a regional discount department store chain operating in New England.

     During the fiscal year ended March 1, 1997, there were seven meetings of the Board of Directors. Each director attended at least 75% of the fiscal 1997 meetings of the Board of Directors and the committees of which he or she was a member during the 1997 fiscal year.

     During 1994 HSSI, Inc., of which Mr. Weinberg was President, Chief Executive Officer and a Director, filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Committees of the Board of Directors include an Audit Committee, an Executive Committee, Stock Option Committee and a Compensation Committee. The Board of Directors does not have a nominating committee.

     The Audit Committee reviews the engagement of independent accountants, reviews and approves the scope of the annual audit undertaken by the independent accountants and reviews the independence of the accounting firm. The Audit Committee also reviews the audit and non-audit fees of the independent accountants and the adequacy of the Company's internal control procedures. The members of the Audit Committee are Wilbur L. Ross, Jr. and Harvey Weinberg. The Audit Committee met once during fiscal 1997.

     The Executive Committee exercises all the powers and the authority of the Board of Directors in the management and affairs of the Company between meetings of the Board of Directors, to the extent permitted by law. The members of the Executive Committee are Sy Syms and Marcy Syms. The Executive Committee did not meet during fiscal 1997.

      The Stock Option Committee administers the Company's Amended and Restated Incentive Stock Option and Appreciation Plan (the "Option Plan") and determines the officers and key employees to be granted options under the Option Plan and the number of shares subject to the options. The members of the Stock Option Committee are Wilbur L. Ross, Jr. and Harvey Weinberg. The Stock Option Committee did not meet during fiscal 1997, but acted once by unanimous written consent.

     The Compensation Committee reviews and recommends to the Board of Directors renumeration arrangements and compensation plans (other than the Option Plan) for the Company's officers and key employees. The Compensation Committee did not meet during fiscal 1997. The members of the Compensation Committee are Sy Syms, Wilbur L. Ross, Jr. and Harvey Weinberg.

                        SECURITY OWNERSHIP OF MANAGEMENT

      The following table sets forth the beneficial ownership of Common Stock by each director and nominee, each of the executive officers named in the Summary Compensation Table, and by all directors and executive officers of the Company as a group.

                                                                       AMOUNT AND NATURE OF
                                                                       BENEFICIAL OWNERSHIP
NAME OF BENEFICIAL OWNER                                        OF COMMON STOCK AS OF JULY 8, 1997        PERCENT OF CLASS(1)
------------------------                                        ----------------------------------        -------------------
Sy Syms...................................................              9,781,507 (1)                            55.3%

Marcy Syms................................................                697,075 (2)                             3.9%

Ronald  Zindman...........................................                 28,000 (2)                               *

Stephen A.  Merns.........................................                734,775 (2)                             4.2%

Wilbur L. Ross, Jr........................................                    500                                   *

Harvey Weinberg...........................................                    200                                   *

Allen Brailsford..........................................                  6,000 (2)                               *

Philip G. Barach..........................................                  1,000                                   *

David A. Messer...........................................                     --                                   *

Antone F. Moreira.........................................                     --                                   *

All directors and executive officers as a group (10 persons)           11,249,057                                63.5%

----------

*    Less than one percent.

(1)  Includes (a) 9,552,145 shares held in the Sy Syms Revocable Living Trust,
     (b) 229,262 shares held for Laura Merns and (c) 100 shares held by Sy Syms as custodian for Jillian E. Merns.

(2) Includes shares issuable upon the exercise of options granted under the Option Plan and either currently exercisable or exercisable within 60 days after July 8, 1997.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Company and its subsidiaries for the past three fiscal years, and for the 1995 calendar year, to its five most highly compensated executive officers, including the Chief Executive Officer, serving as such at the end of the most recently completed fiscal year.

                                                              SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM                ALL OTHER
                                                                                            COMPENSATION(1)             COMPENSA-
 NAME AND PRINCIPAL POSITION                   YEAR*       SALARY                BONUS      OPTIONS/SARS(*)              TION(2)
 ---------------------------                   -----      ----------------      -------     ---------------            ----------
Sy Syms..................................      1997       $824,988 (4)             0               0                     $3,616
Chairman of the Board and                      1996       $855,756 (3) (4)         0               0                     $2,306
      Chief Executive Officer                  1995       $824,988 (4)             0               0                     $2,306
                                               1994       $624,988 (4)             0               0                     $2,368

Marcy Syms ..............................      1997       $469,000                 0               0                     $3,616
President and Chief Operating                  1996       $515,154 (3) (5)         0               0                     $2,306
Officer                                        1995       $469,000 (5)             0               0                     $2,306
                                               1994       $469,000 (5)             0               0                     $2,368

Ronald Zindman...........................      1997       $233,000              $10,000        100,000                   $3,616
Executive Vice President-                      1996       $206,000                 0               0                     $2,306
General Merchandise Manager                    1995       $198,000                 0               0                     $2,306
                                               1994       $142,000              $10,000            0                     $2,368

Stephen A. Merns.........................      1997       $145,200                 0               0                     $3,441
Vice President, Secretary and                  1996       $137,800                 0               0                     $2,069
Merchandise Manager Men's                      1995       $135,200                 0               0                     $2,069
Tailored Clothing                              1994       $130,000                 0               0                     $2,030

Allen Brailsford.........................      1997       $103,800              $10,000            0                     $2,423
Vice President - Operations                    1996       $100,200                 0               0                     $1,453
                                               1995       $ 97,500                 0               0                     $1,453
                                               1994       $ 93,600              $10,000            0                     $1,583

----------

* During 1995, the Company changed its fiscal year end to the Saturday nearest to the end of February. Accordingly, fiscal year information is provided for the 52 weeks ended March 1, 1997, for the 53 weeks ended March 2, 1996, for the 1995 calendar year, and for 1994 fiscal year, which ended December 31, 1994.

(1) During the period covered by the table, the Company did not make any restricted stock awards or have in effect (or make payments under) any long term incentive plan other than the Option Plan, pursuant to which only stock options, but no stock appreciation rights, were awarded.

(2) Company's contributions to a defined contribution profit sharing retirement plan.

(3) Mr. Sy Syms is paid at a weekly rate of $15,865.15 and Ms. Marcy Syms is paid at a weekly rate of $9,019.23. The compensation reported for Mr. Syms and Ms. Syms for the period ended March 2, 1996 is for 53 weeks and reflects certain adjustments recorded in the second half of calendar 1995 in order for their calendar 1995 salary to amount to $824,988 and $469,000, respectively.

(4) Excludes payments made under the lease of the Elmsford store. See "Other Transactions."

(5) Includes payment of $300,000 for the fiscal years ended March 1, 1997 and March 2, 1996, $300,000 for 1995 and $300,000 for 1994 by Syms Advertising,
     Inc., a subsidiary of the Company, as performance fees for advertising during such years.

                                   OPTION/SAR
                           GRANTS IN LAST FISCAL YEAR

     The following table provides information concerning stock options granted during fiscal 1997 to the executive officers named in the Summary Compensation Table and related value information. No stock appreciation rights ("SARs") were granted to the named executive officers. All grants were made pursuant to the Option Plan.

                                                                                         POTENTIAL REALIZED VALUES
      INDIVIDUAL GRANTS                                                                  AT ASSUMED ANNUAL RATES OF
      -----------------                  % OF TOTAL                                       STOCK PRICE APPRECIATION
                                        OPTIONS/SARS                                           FOR OPTION TERM
                           OPTIONS/      GRANTED TO     EXERCISE OR                          COMPOUNDED ANNUALLY
                             SARS       EMPLOYEES IN    BASE PRICE      EXPIRATION       -----------------------------
NAME                       GRANTED       FISCAL 1997   ($/SHARE)(2)         DATE             5%               10%
----                      ----------    ------------   ------------     ----------       -------            ----------
Ronald Zindman.........   100,000(1)        100%          $8.00          9/18/2006       $503,116           $1,274,994

----------

(1) Consists of incentive stock options at a per share option exercise price equal to the fair market value of the Company's Common Stock on the date of the grant. The term of the option is ten years. The options become exercisable at the rate of 12.5% per year.

(2) The exercise price may be paid by delivery of already owned shares of the Company's Common Stock.


                         AGGREGATED OPTION/SAR EXERCISES
            IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table provides information concerning exercises of stock options during fiscal 1997 by the executive officers named in the Summary Compensation Table and the value of unexercised options held by them at year end.

                                                            NUMBER OF UNEXERCISED                 VALUE OF UNEXERCISED
                           NUMBER OF                        OPTIONS/SARS AT FISCAL                    IN-THE -MONEY
                            SHARES                               YEAR END (1)                        OPTIONS/SARS (2)
                          ACQUIRED ON      VALUE        -----------------------------          ----------------------------
NAME                       EXERCISE       REALIZED      EXERCISABLE     UNEXERCISABLE          EXERCISABLE    UNEXERCISABLE
----                      -----------     --------      -----------     -------------          -----------    -------------
Marcy Syms                      0            0            76,000            24,000              $35,000         $  2,500
Ronald Zindman                  0            0            28,000            75,000               28,125           84,375
Stephen A. Merns                0            0             4,000                 0                2,000                0
Allen Brailsford                0            0             6,000                 0                6,000                0

----------

(1)  No SARs are held.

(2) Based upon a closing price of $9.125 per share of Common Stock on February 28, 1997.

                                  PENSION PLAN

     The following table sets forth the estimated annual benefits payable on retirement to persons in specified renumeration and years of participation classifications under the Company's defined benefit pension plan (the "Pension Plan") for employees not covered under collective bargaining agreements:

HIGHEST FIVE
YEAR                                5                15                25
AVERAGE                           YEARS OF        YEARS OF          YEARS OF
COMPENSATION                  PARTICIPATION     PARTICIPATION     PARTICIPATION
------------                  -------------     -------------     -------------
$50,000........................   $1,900          $ 5,700           $ 9,500
 75,000........................    2,850            8,550            14,250
100,000........................    3,800           11,400            19,000
125,000........................    4,750           14,250            23,750
150,000........................    5,700           17,100            28,500

Each participant in the Pension Plan is entitled to an annual retirement benefit equal to 19% of the average compensation (excluding bonuses) during his five consecutive highest paid calendar years during the ten years prior to retirement except that the annual benefit payable to Sy Syms at normal retirement, as per the plan, cannot exceed $70,000. For the executive officers named in the Summary Compensation Table, compensation for purposes of the Pension Plan generally corresponds to the amounts shown in the "Salary" column of the Summary Compensation Table, but exclusive of the performance fees from Syms Advertising, Inc. Currently no more than $150,000 (as adjusted from time to time by the Internal Revenue Service) of cash compensation may be taken into account in calculating benefits payable under the Pension Plan. Executive officers in the Summary Compensation Table were credited with the following years of service at December 31, 1996: Sy Syms, 15 or more years; Marcy Syms, 15 or more years; Ronald Zindman , 7 years; Stephen A. Merns, 15 or more years; and Allen Brailsford, 15 or more years. Benefits under the Pension Plan are not subject to any deduction for social security or other offset amount. The annual retirement benefit is reduced pro rata if the employee has completed less than fifteen years of service. Effective December 31, 1994, the plan was amended to change the pro rata reduction to be based on 25 years of participation. A participant is entitled to be paid his benefits upon his retirement at age 65. If a participant has completed at least 15 years of service he may retire upon reaching age 55 but the benefits he receives will be actuarially reduced to reflect the longer period during which he will receive a benefit. A participant who leaves the Company for any reason other than death, disability or retirement will be entitled to receive the vested portion of his benefit payable over different periods of time depending on the aggregate amount vested and payment option elected. A participant's interest vests over a 7 year period commencing in the third year at the rate of 20% after completing three years of employment and 20% for each year thereafter, and is 100% vested after the completion of 7 years of service. Benefit payments are made in the form of one of five annuity payment options elected by the participant. Amounts in the table are based on a straight life annuity.

                            COMPENSATION OF DIRECTORS

     Each member of the Board of Directors who is not an officer or employee of the Company receives a Director's Fee presently established at the rate of $2,000 per meeting for attending regular or special meetings of the Board of Directors, or any committee of the Board of Directors, together with travel expenses related to such attendance.

                              EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement dated November 1, 1996 with its Executive Vice President, General Merchandising Manager, Ronald Zindman. The agreement stipulates a minimum yearly salary of $225,000 per year from the date to hereof through March 1, 1997; $300,000 per year for the next succeeding three (3) years; $350,000 per year for the next succeeding three (3) years; $400,000 per year for the next succeeding three (3) years and $450,000 per year for the final three (3) years of the Agreement. The Agreement is to remain in effect until March 1, 2009. Termination by the Company before that date will require a payment to Mr. Zindman equal to 150% of one year's salary (at the employee's then current rate). If this agreement is terminated by the employee prior to its final term, the Company must pay to the employee a sum equal to 60% of one year's salary (also at the employee's then current rate).

            COMPENSATION COMMITTEE INTERLOCKS AND INSIDER INFORMATION

     The members of the Compensation Committee of the Board of Directors are Wilbur L. Ross, Jr. and Harvey Weinberg, each of whom is a non-employee director, and Sy Syms, who is Chairman of the Board and Chief Executive Officer of the Company (see "Other Transactions").

     No executive officer of the Company served during fiscal 1997 (i) as a member of the compensation committee or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors, of another entity, one of whose executive officers serves on the compensation committee of the Company; (ii) as a director of another entity, one of whose executive officers served on the compensation committee of the Company; or (iii) as a member of the compensation committee or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors, of another entity, one of whose executive officers served as a director of the Company.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Performance Graph and "Report of the Compensation Committee" shall not be incorporated by reference into any such filings.

                                PERFORMANCE GRAPH

      Below is a graph comparing the cumulative total stockholder return on the Company's Common Stock for the last five fiscal years (beginning December 31, 1991 and ending March 1, 1997) with the cumulative total return of the Wilshire 5000 Index and the S&P Retail Composite Index (assuming the investment of $100 on December 31, 1991 in the Company's Common Stock and in each of these two Indexes, and reinvestment of all dividends).

                             SYMS CORP     S&P RETAIL     WILSHIRE 5000
                             ---------     ----------     -------------
               12/31/91       100.000       100.000         100.000
               12/31/92       102.597       116.754         106.153
               12/31/93       100.000       110.245         115.261
               12/30/94        67.532        99.040         112.361
                03/1/96        80.519       114.529         156.599
               02/28/97        94.805       135.875         187.063

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee's executive compensation policy strives to provide compensation rewards based upon both corporate and individual performance while maintaining a relatively simple compensation program in order to avoid the administrative costs which the Compensation Committee believes are inherent in multiple complex compensation plans and agreements. The Company has only one employment agreement with an executive officer, Ronald Zindman, and has only one executive compensation plan, the Option Plan.

     The determination of compensation ranges for executive officers reflects a review of salaries and bonuses for executive officers holding similar positions in retailers of relatively comparable size and orientation. However, in making compensation decisions, the Compensation Committee remains cognizant of the Board of Directors' responsibility to enhance shareholder value. The Compensation Committee utilizes cash bonuses only in limited circumstances, when it feels a bonus is merited, based on factors such as an executive's individual performance and the Company's performance relative to its past performance and the performance of competitors. The Company has available a long-term incentive for executives to both remain in the employ of the Company and to strive to maximize shareholder value through the Option Plan, which aligns the interests of executives with those of shareholders. Consistent with the purposes of the Option Plan, in recognition of the critical role of Ronald Zindman, the Company's Executive Vice President-General Merchandise Manager, in the Company's future success, the only grant made under the Option Plan during the most recent fiscal year (options for 100,000 shares) was to Mr. Zindman, who previously held options for only 3,000 shares.

     Determination of Mr. Sy Syms' compensation as the Company's Chief Executive Officer reflects Company performance and comparison with chief executive officer compensation of competitors, but also reflects recognition of his unique, ongoing contribution to the growth, success and profitability of the Company.

     As beneficial owner of 55% of the outstanding Common Stock, Mr. Sy Syms maintains an ongoing and active role in executive compensation matters, and is a member of the Compensation Committee.

                                                     COMPENSATION COMMITTEE
                                                     Sy Syms
                                                     Wilbur L. Ross, Jr.
                                                     Harvey Weinberg

                               OTHER TRANSACTIONS

     The Company leases its store in Elmsford, New York of approximately 60,000 square feet from Sy Syms. Sy Syms voluntarily amended the lease as of August 1, 1983 as to its rental provisions based upon independent appraisals. Under the original and amended leases, the rent payable by the Company consisted of a fixed annual rent plus a percentage rent based on gross sales of the Elmsford store. Not more frequently than once every five years, the rental terms may be adjusted based upon independent appraisals if requested by Sy Syms. Effective January, 1991, the rental terms were adjusted based upon independent appraisal, which resulted in a fixed annual rental of $600,000 and the elimination of the percentage rent based on gross sales. During the fiscal year ended March 1, 1997, the Company paid to Sy Syms $600,000 in fixed rent.

     Pursuant to loan and stock purchase agreements entered into between Sy Syms and Stanley Blacker, Inc. ("SBI") in 1987, as subsequently amended, Sy Syms personally loaned to SBI approximately $6,000,000 and became a majority stockholder and member of the Board of Directors of SBI. During 1990, such shares were assigned to the Sy Syms Revocable Living Trust. Sy Syms retains the right to vote such shares. During 1990, Marcy Syms became a member of the Board of Directors of SBI. Sy Syms and Marcy Syms constitute a majority of the Board of Directors of SBI. Neither Sy Syms nor Marcy Syms have received any salary or other cash compensation from SBI. The Company's purchases of merchandise from SBI and a licensee during fiscal 1997 was approximately $5,471,000. The Company entered into an agreement with the licensee in 1991 to purchase annually approximately $4,200,000 of suits for a five year period ending December 31, 1996. This agreement has been extended until further notice. The Company believes the terms upon which it purchases merchandise from SBI and the licensee are comparable to those obtained from unrelated third parties. As of March 1, 1997, the Company had advanced funds to the licensee, totaling approximately $2,459,000, for purchases to be received in the Spring and Fall of 1997. A $2,200,000 provision was made for the fiscal year and fourth quarter ended March 2, 1996 in recognition of current information that the licensee advance may not be fully recoverable. In addition, the Company has guaranteed a letter of credit on behalf of the licensee totaling $150,000 which expires on July 5, 1998. It has also advanced fabric in the approximate amount of $311,000.

     On November 22, 1996 the Company loaned the Marcy Syms Revocable Trust $500,000 toward the purchase of a house for Ms. Syms in Westchester County, New York. The loan is evidenced by the Trust's note, which is guaranteed by Ms. Syms, and is secured by a first priority mortgage on the real estate purchased. The note bears interest at the rate of 6.60% per annum (the then Federal Mid-Term Rate), payable annually, and the principal of the note is due November 22, 2001.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Ronald Zindman inadvertently failed to timely file a Form 3 upon becoming an officer of the Company in 1993 and to timely file a Form 5 in connection with his September 1996 stock option grant. Such reports were subsequently filed.

               APPROVAL OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company has selected Deloitte & Touche LLP as the independent accountants for the Company for fiscal year 1998 and recommends that stockholders approve such appointment. It is the intention of the individuals named in the proxy to vote in favor of approval of the appointment of Deloitte & Touche LLP unless proxies are voted to the contrary. The affirmative vote of a majority of the votes cast at the meeting is necessary for the approval of auditors.

     Deloitte & Touche LLP and its predecessor firms have audited the financial statements of the Company for more than the past ten fiscal years. A representative of Deloitte & Touche LLP is expected to be present at the meeting and will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders.

                              STOCKHOLDER PROPOSALS

First Stockholder Proposal
--------------------------

     Mr. Kenneth Steiner, 14 Stoner Avenue, Great Neck, New York 11021, the owner of 300 shares of Common Stock, has stated that he intends to present the following proposal at the Annual Meeting. The proposal and supporting statement are quoted below. The Board of Directors does not support this proposal for the reasons given below.

                            "Sale or Merger of Company

     Resolved: that the shareholders of the company recommend and deem it desirable and in their best interest that the board of directors immediately engage the services of a nationally recognized investment banker to explore all alternatives to enhance the value of the company. These alternatives should include, but not be limited to, the possible sale, merger or other transactions involving the company.

                              SUPPORTING STATEMENT

     In support of the above resolution, the proponent believes that in view of the under performance of both the company and its share price over the past five years, the board of directors should take immediate action. An investment banker should be hired to determine the best possible way to enhance shareholder value. Current management has been ineffective. The chart on page 8 of the 1996 Proxy Statement clearly indicates that the company's stock price has significantly under performed both the S&P retail composite and the Wilshire 5000 index (between 12/31/90 and 3/1/96). If the above resolution is carried out the shareholders of SYMS Corporation could finally receive a competitive rate of return on their invested capital.

I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION."

                                   * * * * * *

     The Board of Directors recommends a vote AGAINST this proposal.

     Contrary to the proponent's assertion, the Company has not under performed over the past five years and current management has not been ineffective. The Company reported record earnings for the year ended March 1, 1997, and has been consistently profitable. It has remained financially healthy and essentially debt-free in a retail environment of volatility, bankruptcies and downsizing.

     Admittedly, the stock market does not appear to have sufficiently recognized the Company's achievements. The Board believes that a major reason for this is the small "float" in Company stock, resulting from more than 50% of the Company's outstanding shares being beneficially owned by Sy Syms. During the three years beginning in December 1994, Mr. Syms has terminated his family's voting trust agreement, adding (through December 31, 1996) approximately 4,200,000 shares (24% of outstanding shares) to the float. Since December 31, 1994, the Company's Common Stock has outperformed the S&P retail composite index.

     More fundamentally, the Board believes that when a business is being run successfully and profitably, serving well its customer and employee constituencies and building intrinsic value for its long term shareholders, the Board's fiduciary obligations do not require it to take "immediate action" and to look into selling the Company because (for reasons unrelated to the Company's performance) the financial markets have not run up the stock price and short term investors do not feel rewarded.

     The Board is committed to the enhancement of shareholder value and regularly reviews the Company's strategic position and direction as well as available options and potential alternatives, and from time to time may consult with investment banking firms in this regard. One of the four outside directors, Mr. Ross, is an investment banker. However, in light of the Board's belief that the Company has been operated profitably and is well positioned to continue to enjoy profitable growth, the Board does not feel that it should be required to immediately engage a nationally recognized investment banker to explore the possible sale, merger or other transactions involving the Company, or that (at this time) this would be a sensible expenditure of Company (and hence stockholder) funds.

Second Stockholder Proposal
---------------------------

     Mr. William Steiner, 4 Radcliffe Drive, Great Neck, New York 11024, the owner of 600 shares of Common Stock, has stated that he intends to present the following proposal at the Annual Meeting. The proposal and supporting statement are quoted below. The Board of Directors does not support this proposal for the reasons given below.

                          "Stock Compensation Proposal

     "RESOLVED, that the shareholders recommend that the Board of Directors take the necessary steps to ensure that from here forward all non-employee directors should receive a minimum of fifty percent (50%) of their total compensation in the form of Company stock which cannot be sold for three years."

                              SUPPORTING STATEMENT

     A significant equity ownership by non-employee directors is probably the best motivator for enhancing shareholder value and facilitating identification with shareholders.

     Traditionally, non-employee directors were routinely compensated with a fixed fee, regardless of corporate performance. In today's competitive global economy, outside directors must exercise critical oversight of management's performance in fostering corporate profitability and shareholder value. All too often, outside directors' oversight has been too lax, and their actions were too late to effect any meaningful change.

     The history of public corporations in America has too many examples of directors passively allowing strategic management errors to occur. This results in eroding corporate and shareholder value.

     When compensation takes the form of company stock, there is a greater likelihood that outside directors will exercise greater diligence in protecting their own, as well as corporate, and shareholder interests.

     What is being recommended in this proposal is neither novel nor untried. A number of corporations have already established versions of such practices, namely, Alexander & Alexander, Baxter International, Hartford Steam Boiler, James River, McGraw Hill, NYNEX, RJR Nabisco, Sunbeam Corporation, The Travelers, Westinghouse, Woolworth and Zurn Industries.

     In June, 1995, the National Association of Corporate Directors' (NACD) Blue Ribbon Commission on Director Compensation issued a report urging that directors of public companies be paid their annual fees primarily in company stock to more closely align their interests with those of shareholders. Several widely-reported empirical studies have confirmed the potential efficacy of this approach. Research conducted by Professor Charles M. Elson of the Stetson University Law School found that those companies whose outside directors held substantial amounts of company stock tended both to compensate their executives more reasonably, and outperform those businesses where the directors held little or no equity, suggesting a link between director stock ownership and better corporate oversight and performance.

     It can be argued that awarding stock options to outside directors accomplishes the same purpose of insuring director's allegiance to a company's profitability as paying them in stock. However, it is my contention that stock options entail no downside risk, i.e., while stock options offer rewards should the stock increase, if the stock price decreases, no penalties ensue. There are few strategies that are more likely to align the interest of outside directors with those of shareholder[sic] than one which results in their sharing of the same bottom line.

I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION!"

                                                     * * * * * *

     The Board of Directors recommends a vote AGAINST this proposal.

     While stock ownership in a company may well serve to align directors' interests with those of stockholders and accordingly the Board may wish to consider some equity component for Director compensation, the Board feels that it should not be required to permanently adopt the proponent's specific formula. The Board and its Compensation Committee is qualified to determine what compensation package must be designed from time to time in order to attract and retain qualified directors, while at the same time adhering to the Company's traditional preference for keeping compensation programs relatively simple and free of administrative expense.

     The Board also feels that the proponent overstates the role that compensation in the form of company stock plays (and in the case of the Company, would play) in creating "a greater likelihood that outside directors will exercise greater diligence in protecting their own, as well as corporate and shareholder interests." The Company's outside directors are seasoned, successful businessmen who are well aware of their fiduciary duties to stockholders. Receipt of their relatively modest director fees from the Company can hardly be the only rationale for their service to the Company, with its attendant fiduciary duties and potential for personal liability. Such service also reflects an element of commitment to making American business and corporations function properly and profitably in the best interests of their constituents, including stockholders.

     If Company directors received their modest compensation 50% in the form of Company stock, they would receive (at current stock prices) fewer than 1,000 shares per year. It is the Directors' personal commitment, from the sense of duty referred to above and loyalty to the Company and its stockholders, upon which the Directors' performance will depend, not the gains which they can realistically expect from appreciation on 1,000 (or even several thousand) shares of Company stock.

                      NOTICE OF 1998 STOCKHOLDER PROPOSALS

     Proposals of stockholders, to be considered by the Company for inclusion in the proxy material for the fiscal 1998 Annual Meeting, must be received by the Company no later than March 13, 1998 and must comply with the proxy solicitation rules of the Securities and Exchange Commission. Proposals should be addressed to the Secretary, Syms Corp, Syms Way, Secaucus, New Jersey 07094.

                                  OTHER MATTERS

     Management does not know of any matters to be brought before the meeting, except those set forth in the notice thereof. If other business is properly presented for consideration at the meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

     Your cooperation in giving this matter your immediate attention and returning your proxies will be appreciated.

                                             By Order of the Board of Directors

                                                      Stephen A. Merns
July 11, 1997                                         Secretary

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                                   SYMS CORP

                                 AUGUST 7, 1997







                 Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------
      PLEASE MARK YOUR
A [X] VOTES AS IN THIS
      EXAMPLE.

                                           WITHHOLD
                   FOR all nominees       AUTHORITY
                   listed at right        to vote
                   (except as marked to    for all
                   the contrary          nominees listed
1. Election of          below)             at right
   Directors.           [ ]                  [ ]
                                                 Nominees: Sy Syms
Instructions: To withhold authority to vote for            Marcy Syms
any individual nominee, write that nominee's               Antone F. Moreira
name in the space provided below:                          Wilbur L. Ross, Jr.
                                                           Harvey Weinberg
                                                           Philip G. Barach
                                                           David A. Messer
 _________________________________________                 Stephen A. Merns

                                                  FOR     AGAINST     ABSTAIN

2. To approve the appointment of Deloitte &       [ ]       [ ]         [ ]
   Touche LLP as independent accountants
   of the Company for fiscal year 1998.

3. The first stockholder proposal.                [ ]       [ ]         [ ]

4. The second stockholder proposal.               [ ]       [ ]         [ ]

5. In accordance with their best judgment with respect to any other business that may properly come before the meeting or any and all adjournments thereof.

In the absence of contrary instructions as provided above, this proxy will be voted FOR the election as Directors of the nominees, FOR Proposal 2 and AGAINST Proposals 3 and 4. On any other matters that may come before the meeting this proxy will be voted in the discretion of the above-named persons.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares and hereby ratifies and confirms all that the above-named individuals or any of them, or their duly appointed substitute or substitutes, may do by virtue hereof.

SIGNATURE(S) _________________________________________ DATED:__________, 1997

(NOTE: Please sign exactly as your name or names appear on the stock certificate, and when signing as attorney, executor, administrator, trustee or guardian, give full title as such. If the signer is a corporation, sign the full corporate name by duly authorized officer.)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                                   SYMS CORP

                 ANNUAL MEETING OF STOCKHOLDERS--AUGUST 7, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of Syms Corp (the "Company"), hereby appoints Sy Syms and Marcy Syms, and each of them (with full power to act without the other) proxies with full power of substitution, to vote all shares of the Company held by the undersigned at the Annual Meeting of Stockholders of the Company (receipt of a copy of the Notice of such meeting and Proxy Statement being acknowledged) on August 7, 1997 at 10:30 a.m., at the offices of Syms Corp, Syms Way, Secaucus, New Jersey 07094, upon the following matters and upon such other business as may properly come before the meeting and any and all adjournments thereof.

                                                                     -----------
                                                                     SEE REVERSE
            (CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE.)     SIDE
                                                                     -----------
--------------------------------------------------------------------------------